Exhibit 99.1
Source: Community Bankers Trust Corporation
Contact: Patrick J. Tewell (804) 934-9999
Community Bankers Trust Corporation Announces Board Authorization to Repurchase Company Warrants
Glen Allen, VA — On November 20, 2008, the Board of Directors of Community Bankers Trust Corporation (the “Company” or “CBTC”) (Ticker symbol: BTC) authorized the Company to initiate a buyback program to repurchase the Company’s warrants (Ticker symbol: BTC.WS) from time to time, either in the open market or through private transactions. The buyback program authorizes the Company to repurchase up to $2 million in warrants for a period not to exceed one year.
About Community Bankers Trust Corporation.
CBTC is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.3 billion in assets, $1.1 billion in deposits, $500 million in loans, and $150 million in capital. It operates thirteen full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names and four branches in the greater Atlanta, Georgia market under the Essex Bank brand name. Additional information is available on the Company’s website at www.cbtrustcorp.com. The shares of the Company are traded on the American Stock Exchange (AMEX) under the symbol “BTC”.
Forward-Looking Statement:
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures in the banking industry that may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services, changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties; related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; changes in business conditions, changes in the securities market and changes in our local economy with regards to our market area. We assume no obligation to update information contained in this release.